SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2000



               FREEPORT-McMoRan COPPER & GOLD INC.


         Delaware               1-9916             74-2480931

   (State  or  other         (Commission         (IRS Employer
    jurisdiction of           File Number)        Identification
    incorporation or                              Number)
    organization)


                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.  Other Events.

      On  September 20, 2000, Freeport-McMoRan Copper & Gold Inc.
issued the following press release:

          FREEPORT-McMoRan COPPER & GOLD INC. PROVIDES
      UPDATE ON THIRD-QUARTER & SECOND-HALF 2000 OPERATIONS

NEW ORLEANS, LA, September 20, 2000 - In connection with an investor conference in New York City today, Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) provided an update on its operations for the third quarter and second half of 2000.
     Annual copper and gold sales volumes for FCX's Indonesian mining unit, PT Freeport Indonesia (PT-FI), are expected to approximate the previously reported estimates of 1.4 billion
pounds of copper and 1.9 million ounces of gold for 2000.   PT-FI
expects copper sales for the third quarter of 2000 to approximate its previous estimate of 380 million pounds and gold sales to be slightly lower than its previous estimate of 460,000 ounces.
     Mine operations during the quarter have begun to benefit from higher equipment availability, increased utilization of the stacker for overburden placement and improved haul road conditions. Third-quarter mining rates are expected to average approximately 700,000 metric tons of total material per day, an improvement of 100,000 metric tons per day from the first half of 2000. Ore throughput is expected to average approximately 220,000 metric tons per day during the third quarter at average grades of 1.05 percent copper and 0.88 grams of gold per metric ton.
     PT-FI's third-quarter production costs are expected to benefit from these improvements in its mining operations; however, rising energy costs and the mark-to-market financial accounting impact of hedge contracts for PT-FI's Australian dollar denominated operating costs are negatively impacting PT-FI's operating costs. At current gold prices and currency exchange rates, PT-FI expects its cash production costs, including gold and silver credits, for 2000 to average approximately $0.23 per pound.
     All of FCX's revenues, including the revenues from its smelter operations, are denominated in US dollars and certain of FCX's operating costs are denominated in foreign currencies. As previously reported, FCX's wholly owned subsidiary, Atlantic Copper, maintains a program to hedge a portion of its projected Spanish peseta/euro denominated operating costs. As a result of the recent deterioration of the peseta/euro to US dollar exchange rate, FCX expects its third quarter results to be negatively affected by the decline in the market value of Atlantic Copper's currency forward contracts. At June 30, 2000, Atlantic Copper had contracts to purchase approximately 211 million euros at an average exchange rate of US $1.04 per euro. These contracts hedge approximately 75% of Atlantic Copper's projected peseta/euro operating costs in the second half of 2000 and approximately 60% of the projected peseta/euro costs in 2001 through 2003. The spot exchange rate used to determine the market value of these contracts at June 30, 2000 was approximately US $0.96 per euro. Each US $0.01 change in the US$/euro exchange rate impacts the market value of these contracts and FCX's net income by approximately $2.1 million. Atlantic Copper also has peseta/euro denominated liabilities that are translated at market exchange rates. A weaker euro has a favorable impact on these liabilities. Each US $0.01 change in the US$/euro exchange rate would impact the market value of these liabilities by approximately $0.7 million, offsetting a portion of the change in market value of the currency forward contracts. Based on today's exchange rates (current spot rate of approximately US $0.85 per euro), the impact of the hedge contracts net of the effect on the liabilities would result in an approximate $16 million charge to third-quarter net income.

     FCX is engaged in mineral exploration and development, mining and milling of copper, gold and silver in Indonesia, and the smelting and refining of copper concentrates in Spain and Indonesia. Additional information about FCX is available on our Internet web site (www.fcx.com).

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes, production rates, ore grades, costs and the impact of changes in foreign currency exchange rates. Important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission.





                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              FREEPORT-McMoRan COPPER & GOLD INC.


                              By: \s\ C. Donald Whitmire
                                   ----------------------------
                                         C. Donald Whitmire
                                       Controller - Financial Reporting
                                       (authorized signatory and
                                        Principal Accounting Officer)

Date:  September 20, 2000